Exhibit 99.1

HALOZYME REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

- Halozyme Reiterates 2020 Guidance of $230 to $245 Million in Revenues and $0.60 to $0.75 Earnings Per Share with Profitability Beginning in Second Quarter -

-Two ENHANZE® Partnered Drugs Now Under US and EU Regulatory Review with Potential US Launches in 2020 -

- $200 Million of Shares Repurchased Under $550 Million Board Authorization with plans to Repurchase up to An Additional $150 Million in 2020 -

SAN DIEGO, February 24, 2020 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the fourth quarter and full year ended December 31, 2019 and provided an update on its recent corporate activities and outlook.

“I am pleased to report 2020 is off to a strong start as we have substantially completed our actions to reposition the company to focus on ENHANZE®,” said Dr. Helen Torley, president and chief executive officer. “As a result of our decisive actions, we expect to become sustainably profitable in the second quarter. In addition, we anticipate multiple events that will grow the value of our ENHANZE® technology in 2020. Both the subcutaneous formulation of Darzalex® and the fixed-dose combination of Perjeta®-Herceptin® are under regulatory review in the U.S. and EU with potential approvals and launches expected this year. We anticipate three ENHANZE® pipeline candidates to begin Phase 3 testing, one to begin Phase 2, and at least five new Phase 1 trial starts. With these key developments, a transition to profitability and plans for continued return of capital, Halozyme has never been in a stronger position to deliver value for our shareholders. With a target of 19 products in clinical development or already commercialized by the end of this year, we continue to see the potential for our royalty revenues to achieve $1 billion by 2027.”

Fourth Quarter 2019 and Recent Highlights Include:

•	In December, Janssen selected for development with ENHANZE® the targets EGFR and cMET on an exclusive basis as part of the bispecific antibody (JNJ-61186372), which is being studied in solid tumors.

•
Halozyme recently completed $200 million worth of share repurchases under the Board of Directors authorized capital return program to repurchase up to $550 million of the Company's outstanding common stock over the next three years. This repurchase plan was first authorized by the Board of Directors in November 2019 and has $350 million remaining under the authorization. The company plans to repurchase up to an additional $150M worth of shares in 2020.

•
In November 2019, Halozyme completed the sale of $460.0 million aggregate principal amount of Convertible Senior Notes due 2024. A portion of the net proceeds from the offering were used to repurchase $200 million of the Company's stock and $26.1 million to repay all outstanding amounts under loan agreements with Oxford Finance and Silicon Valley Bank.

•
In November 2019, Halozyme announced strategic actions to reposition the Company with a focus on its ENHANZE® drug delivery technology and immediately implemented a restructuring following the announcement of results of the HALO-301 clinical study. Since then, the Company has completed the majority of the restructuring and remains on track to become a sustainably profitable company beginning in the second quarter of 2020.

•	In October 2019, collaboration partner Roche nominated one new undisclosed target to be studied utilizing the ENHANZE® technology, triggering a $10 million milestone payment to Halozyme.

•	In October 2019, collaboration partner Bristol-Myers Squibb initiated a Phase 1 study of relatlimab in combination with nivolumab utilizing the ENHANZE® technology.

Fourth Quarter and Full Year 2019 Financial Highlights

•
Revenue for the fourth quarter was $53.7 million compared to $60.2 million for the fourth quarter of 2018. The year-over-year decrease was primarily driven by a $25 million upfront payment from Roche in the year ago period 2018 related to the expansion of Roche's collaboration with Halozyme, partially offset by higher API sales to our partners in the current period. Revenue for the quarter included $17.2 million in royalties, which compared to $19.3 million in the prior year period.

Total revenues for the full year were $196.0 million, compared with $151.9 million in 2018, representing growth of 29% year over year.

•
Research and development expenses for the fourth quarter were $45.1 million, compared to $36.7 million for the fourth quarter of 2018. The increase in expenses was due to $17.2 million in restructuring and one-time charges related to the shift in strategic focus to the Company's ENHANZE® drug delivery technology, partially offset by $9.4 million lower PEGPH20 clinical trial related costs.

Research and development expenses for the full year were $140.8 million, compared with $150.3 million in 2018.

•
Selling, general and administrative expenses for the fourth quarter were $23.9 million, compared to $18.0 million for the fourth quarter of 2018. The increase is due to restructuring and other one-time charges of $11.2 million, partially offset by lower personnel costs.

Selling, general and administrative expenses for the full year were $77.3 million, compared with $60.8 million in 2018.

•	Net loss for the fourth quarter was $34.4 million, or 0.24 per share, compared to a net loss in the fourth quarter of 2018 of $2.1 million, or $0.01 per share.

Net loss for the full year was $72.2 million or $0.50 per share, compared to $80.3 million or $0.56 per share in 2018.

•	Cash, cash equivalents and marketable securities were $421.3 million at December 31, 2019, compared to $354.5 million at December 31, 2018.

Financial Outlook for 2020

Halozyme is reiterating its 2020 financial guidance ranges as first announced on January 14, 2020. For 2020 Halozyme expects:

•	Revenues of $230 million to $245 million, representing growth of 17% to 25%;

•	Earnings per share on a GAAP basis of $0.60 to $0.75 with the first quarter of sustainable profitability beginning in Q2 2020.

The guidance earnings per share does not reflect any potential impact from the Company's plans to repurchase an additional number of shares, up to $150 million worth, during 2020. The amount and timing of shares repurchased during 2020 will be subject to a variety of factors including market conditions, other business considerations and applicable legal requirements.

Webcast and Conference Call

Halozyme will webcast its Quarterly Update Conference Call for the fourth quarter of 2019 today, Monday, February 24, 2020 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (877) 824-0907 (domestic callers) or (647) 689-5655 (international callers). A telephone replay will be available after the call by dialing (800) 585-8367 (domestic callers) or (416) 621-4642 (international callers) using replay ID number 1266162.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on novel biological and drug delivery approaches. Halozyme’s proprietary enzyme rHuPH20 is used to facilitate the delivery of injected drugs and fluids and potentially reduce the treatment burden of other drugs to patients. Halozyme has licensed its rHuPH20 technology, called ENHANZE®, to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2020) and expectations for profitability, revenue, expenses and earnings-per-share and the Company’s plans to continue its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's ENHANZE® business may include potential growth driven by our partners' development and commercialization efforts, potential new ENHANZE® collaborations and collaborative targets and regulatory review and potential approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company's share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business, or in the development, regulatory review or commercialization of ENHANZE® products, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	2019	2018	2019	2018
Revenues:
Royalties	$17,230	$19,338	$69,899	$78,981
Product sales, net	22,693	10,681	66,048	28,234
Revenues under collaborative agreements	13,742	30,213	60,045	44,647
Total revenues	53,665	60,232	195,992	151,862
Operating expenses:
Cost of product sales	16,687	5,622	45,546	10,136
Research and development	45,111	36,650	140,804	150,252
Selling, general and administrative	23,929	18,031	77,252	60,804
Total operating expenses	85,727	60,303	263,602	221,192
Operating loss	(32,062)	(71)	(67,610)	(69,330)
Other income (expense):
Investment and other income, net	1,333	2,017	6,986	7,578
Interest expense	(3,731)	(3,755)	(11,627)	(18,041)
Net loss before income taxes	(34,460)	(1,809)	(72,251)	(79,793)
Income tax expense	(63)	317	(11)	537
Net loss	$(34,397)	$(2,126)	$(72,240)	$(80,330)

Net loss per share:
Basic	$(0.24)	$(0.01)	$(0.50)	$(0.56)
Diluted	$(0.24)	$(0.01)	$(0.50)	$(0.56)

Shares used in computing net loss per share:
Basic	141,046	144,203	144,329	143,599
Diluted	141,046	144,203	144,329	143,599

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$120,179	$57,936
Marketable securities, available-for-sale	301,083	296,590
Accounts receivable, net	59,442	30,005
Inventories	29,359	22,625
Prepaid expenses and other assets	33,373	20,693
Total current assets	543,436	427,849
Property and equipment, net	10,855	7,465
Prepaid expenses and other assets	11,083	4,434
Restricted cash	500	500
Total assets	$565,874	$440,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,434	$4,079
Accrued expenses	55,649	49,529
Deferred revenue, current portion	4,012	4,247
Current portion of long-term debt, net	19,542	91,506
Total current liabilities	85,637	149,361

Deferred revenue, net of current portion	1,247	5,008
Long-term debt, net	383,045	34,874
Other long-term liabilities	4,180	2,118

Stockholders’ equity:
Common stock	137	145
Additional paid-in capital	695,066	780,457
Accumulated other comprehensive income (loss)	240	(277)
Accumulated deficit	(603,678)	(531,438)
Total stockholders’ equity	91,765	248,887
Total liabilities and stockholders’ equity	$565,874	$440,248